Exhibit 99.1

Moody’s Corporation Reports Results for First Quarter 2008

  1Q08 revenue and EPS down 26% and 23%, respectively
  1Q08 EPS of $0.48
  No change in FY 2008 EPS guidance of $1.90 to $2.00

NEW YORK--(BUSINESS WIRE)--Moody’s Corporation (NYSE: MCO) today announced results for the first quarter 2008.

Summary of Results for First Quarter 2008

Moody’s reported revenue of $430.7 million for the three months ended March 31, 2008, a decrease of 26% from $583.0 million for the same quarter of 2007. Operating income for the quarter was $199.3 million, a 35% decline from $304.7 million for the same period last year. Diluted earnings per share were $0.48 for the first quarter of 2008, 23% lower than $0.62 in the first quarter of 2007.

Raymond McDaniel, Chairman and Chief Executive Officer of Moody’s, said, “Moody’s revenue results in the first quarter clearly reflect the difficult credit market conditions in which we are operating. Strong growth at Moody’s Analytics, our solid base of recurring revenue, and the positive effects of our cost management efforts helped to mitigate the impact of the operating environment on overall performance.” Mr. McDaniel added that, “We remain cautious about the likely pace and strength of recovery in credit markets in 2008 and confirm our existing EPS guidance of $1.90 to $2.00.”

First Quarter Revenue

Beginning in January of 2008, Moody’s segments were changed to reflect the business reorganization announced last year. As a result of the reorganization, the credit rating agency is reported in the Moody’s Investors Service (“MIS”) segment and several ratings business lines within MIS have been realigned. All of Moody’s other commercial activities, including Moody’s KMV and sales of research produced by MIS analysts, are represented in the Moody’s Analytics segment. Please refer to the reconciliation tables at the end of this press release for further details.

For Moody’s Corporation overall, U.S. revenue of $232.8 million for the first quarter of 2008 decreased 39% from the first quarter of 2007, while non-U.S. revenue of $197.9 million decreased 3% from the same period. Moody’s global revenue results included approximately 200 basis points of positive impact from currency translation. Non-U.S. revenue accounted for 46% of Moody’s total revenue for the quarter, up from 35% in the year-ago period.

Revenue at Moody’s Investors Service for the first quarter of 2008 was $298.2 million, a decrease of 37% from the prior-year period. Non-U.S. revenue of $131.4 million represented 44% of total MIS revenue. Changes in revenue and operating income were positively impacted by foreign currency translation of approximately 200 basis points and 220 basis points, respectively.

Within the ratings business, global structured finance revenue totaled $107.2 million for the first quarter of 2008, a decrease of 57% from a year earlier. U.S. structured finance revenue decreased 69%, driven by significant declines in issuance across most asset categories. Non-U.S. structured finance revenue decreased 29%, led by declines in the European credit derivatives and commercial real estate finance sectors.

Global corporate finance revenue of $71.5 million in the first quarter of 2008 declined 31% from the same quarter of 2007. Revenue in the U.S. declined 41% from the prior year period. Significant revenue growth from rating U.S. investment grade debt was more than offset by high double-digit declines in revenue from speculative-grade bond and bank loan ratings. Outside the U.S., corporate finance revenue decreased 6% due primarily to declines in revenue from rating European speculative-grade securities.

Global financial institutions revenue of $64.0 million decreased 4% for the first quarter of 2008. Financial institutions revenue in the U.S. declined 5% as growth in the banking sector was more than offset by revenue declines in the insurance, and finance and securities sectors. Outside the U.S., revenue decreased 4% as growth in the insurance sector was more than offset by declines in revenue from the larger European banking sector.

Global public, project and infrastructure finance revenue was $55.5 million for the first quarter of 2008, 9% higher than in the first quarter of 2007, reflecting solid double-digit growth in project and infrastructure finance. Public, project and infrastructure finance revenue in the U.S. was flat with the prior year period. Non-U.S. revenue increased 32% due to strong growth in both project finance and public finance.

Moody’s Analytics revenue rose to $132.5 million, up 20% from the same quarter of 2007 with non-U.S. revenues contributing 50% of the total. All three business lines – subscriptions, software, and consulting – delivered double-digit percent growth. Revenue from subscriptions rose to $118.3 million, contributing the greatest dollar growth. Foreign currency translation positively impacted operating results, increasing revenue and operating income growth by approximately 220 basis points and 310 basis points, respectively.

First Quarter Expenses

First quarter 2008 operating expenses for Moody’s Corporation of $231.4 million were $46.9 million or 17% lower than in the prior year period. Cost reduction initiatives that we began in the second half of 2007 contributed to these results. About three-quarters of the expense reduction was driven by lower personnel costs including lower incentive compensation expense, while the remaining quarter was driven by savings across non-compensation-related expenses. First quarter 2008 operating expenses benefited from approximately $10 million, or about $0.02 per share, of expense reductions specific to this quarter, largely from lower stock-based compensation expense. Non-operating expenses for the quarter included a benefit of approximately $9 million from foreign currency translation. Moody’s operating margin for the first quarter of 2008 was 46.3%, 600 basis points lower than the prior year period.

First Quarter Effective Tax Rate

Moody’s effective tax rate was 38.5% for the first quarter of 2008, compared with 41.8% for the prior year period. The decrease was due primarily to the effects of earning a higher proportion of income in lower tax jurisdictions outside the U.S.

Share Repurchases

During the first quarter of 2008, Moody’s repurchased 7.5 million shares at a total cost of $264.5 million and issued approximately 1 million shares under employee stock-based compensation plans. Outstanding shares as of March 31, 2008 totaled 244.7 million, representing an 11% decrease from a year earlier. First quarter share repurchases were funded using a combination of free cash flow and borrowings. At quarter-end, Moody’s had $1.2 billion of outstanding debt with an additional $400 million available. Additionally, as of March 31, 2008, Moody’s had $1.8 billion of share repurchase authority remaining under its current program.

Assumptions and Outlook for Full Year 2008

Moody’s outlook for 2008 is based on assumptions about many macroeconomic and capital market factors, including interest rates, corporate profitability and business investment spending, merger and acquisition activity, consumer spending, residential mortgage borrowing and refinancing activity, securitization levels, and capital markets issuance. There is an important degree of uncertainty surrounding these assumptions and, if actual conditions differ from these assumptions, Moody’s results for the year may differ from our current outlook.

Moody’s full-year outlook for 2008 performance is unchanged from its previous guidance issued on March 11, 2008. For Moody’s overall, full-year 2008 revenue is expected to decline in the mid- to high-teens percent range. This decline assumes foreign currency translation in 2008 at current exchange rates. Revenue guidance for certain lines of business has changed somewhat based on conditions specific to those sectors and geographies. We anticipate the weakness of the first quarter to continue at least through the second quarter, with modest improvement in market liquidity and issuance conditions later in the year. In the first half of 2008, Moody’s will continue to face challenging year-on-year comparisons against record performance in the first half of 2007.

Full-year 2008 expenses are expected to decline about 8% on an as-reported basis compared to full year 2007. Excluding the $50 million restructuring charge in 2007, full-year 2008 expenses are expected to decline about 5%. We expect the full-year 2008 operating margin to be in the mid-forties percent range. Earnings per share for 2008 are still projected in a range from $1.90 to $2.00.

For the global Moody’s Investors Service business, we expect revenue for the full-year 2008 to decline in the mid-twenties percent range. Within the U.S., we project Moody’s Investors Service revenue to decrease in the mid-thirties percent range for the full-year 2008.

In the U.S. structured finance business, we expect revenue for the year to decline in the high-fifties percent range, reflecting large double-digit percent declines in most asset classes, led by residential mortgage-backed securities, commercial real estate finance, and credit derivatives ratings.

In the U.S. corporate finance business, we expect revenue to decrease in the mid- to high-twenties percent range for the year, driven primarily by declines in speculative-grade bond and bank loan ratings.

In the U.S. financial institutions and public, project and infrastructure finance sectors, we project 2008 revenue to grow in the low- to mid-single-digit percent ranges, respectively.

Outside the U.S. we expect Moody’s Investors Service revenue to decrease in the high single-digit percent range. Good growth from rating financial institutions and corporations, as well as public, project and infrastructure finance is expected to be more than offset by a decline in structured finance ratings revenue, primarily in Europe.

For Moody’s Analytics, we continue to expect revenue growth in the mid-teens percent range. On a geographic basis, U.S. and non-U.S. growth is projected to be in the low-teens and high-teens percent ranges, respectively. Growth in the subscription business is expected to be in the mid-teens percent range, reflecting continued demand for credit and economic research, structured finance analytics, and the impact of our newly formed pricing and valuation business. In the software business, we expect revenue to be about flat to full-year 2007. In the smaller consulting business, we anticipate very strong growth, reflecting a robust pipeline of professional services engagements and credit training projects. There is considerable demand for Moody’s expertise in credit education, risk modeling, and scorecard development as customers implement more sophisticated risk management processes and comply with regulatory requirements.

Moody’s will host its third annual Investor Day on Thursday, June 5, 2008 in New York City. The event will be webcast. Details will be posted on Moody’s investor relations website at http://ir.moodys.com.

*****

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to stable, transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, encompassing the growing array of Moody’s non-ratings businesses including Moody’s KMV, a provider of quantitative credit analysis tools, Moody's Economy.com, which provides economic research and data services, and Moody’s Wall Street Analytics, a provider of software for structured finance analytics. The Corporation, which reported revenue of $2.3 billion in 2007, employs approximately 3,500 people worldwide and maintains a presence in 29 countries. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. Moody’s outlook for 2008 and other forward-looking statements in this release are made as of April 23, 2008, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors include, but are not limited to, matters that could affect the volume of debt securities issued in domestic and/or global capital markets, including credit quality concerns, changes in interest rates and other volatility in the financial markets; possible loss of market share through competition; introduction of competing products or technologies by other companies; pricing pressures from competitors and/or customers; the potential emergence of government-sponsored credit rating agencies; proposed U.S., foreign, state and local legislation and regulations; regulations relating to the oversight of Nationally Recognized Statistical Rating Organizations; possible judicial decisions in various jurisdictions regarding the status of and potential liabilities of rating agencies; the possible loss of key employees to investment or commercial banks or elsewhere and related compensation cost pressures; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; the outcome of those legacy tax and legal contingencies that relate to the Company, its predecessors and their affiliated companies for which Moody’s has assumed portions of the financial responsibility; the outcome of other legal actions to which the Company, from time to time, may be named as a party; the ability of the Company to successfully integrate acquired businesses; a decline in the demand for credit risk management tools by financial institutions; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2007 and in other filings made by the Company from time to time with the Securities and Exchange Commission.

Moody's Corporation
Consolidated Statements of Operations (Unaudited)

	Three months ended
	March 31,

Amounts in millions, except per share amounts	2008	2007

Revenue	$430.7	$583.0

Expenses

Operating, selling, general and administrative expenses	218.9	268.0
Depreciation and amortization	12.5	10.3
Total expenses	231.4	278.3

Operating income	199.3	304.7

Interest and other non-operating expense, net	(3.1)	(3.3)

Income before provision for income taxes	196.2	301.4

Provision for income taxes	75.5	126.0
Net income	$120.7	$175.4

Earnings per share
Basic	$0.49	$0.63
Diluted	$0.48	$0.62

Weighted average number of shares outstanding
Basic	247.4	277.7
Diluted	251.0	284.9

Moody's Corporation
Supplemental Revenue Information (Unaudited)

	Three months ended
	March 31,

Amounts in millions	2008	2007

Moody's Investors Service (a)
Structured Finance	$107.2	$251.2
Corporate Finance	71.5	103.3
Financial Institutions	64.0	66.8
Public, Project and Infrastructure Finance	55.5	51.1
Intersegment royalty	16.0	13.1
Sub-total MIS	314.2	485.5
Eliminations	(16.0)	(13.1)
Total MIS	298.2	472.4

Moody's Analytics
Subscription	118.3	99.5
Software	9.5	7.8
Consulting	4.7	3.3
Total MA	132.5	110.6

Total consolidated revenue	$430.7	$583.0

Consolidated Revenue by geographic area

United States	$232.8	$378.6
International	197.9	204.4

Total consolidated revenue	$430.7	$583.0

(a) Certain reclassifications have been made to the prior year amounts to conform to the current year presentation.

Moody's Corporation
Selected Consolidated Balance Sheet Data (Unaudited)

	March 31, 2008	December 31, 2007
	Amounts in millions

Cash and cash equivalents	$339.7	$426.3
Short-term investments	9.9	14.7
Total current assets	852.5	989.1
Non-current assets	734.3	725.5
Total assets	1,586.8	1,714.6
Total current liabilities	1,318.2	1,349.2
Notes payable	600.0	600.0
Other long-term liabilities	571.6	549.0
Shareholders' deficit	(903.0)	(783.6)
Total liabilities and shareholders' deficit	$1,586.8	$1,714.6

Shares outstanding	244.7	251.4

Moody's Corporation
Summary Impact of Reorganization on Revenue (Unaudited)

Amounts in millions	Three Months Ended March 31, 2007
	As Reported	Reclassifications (a)	2008 Adjusted Presentation

Structured finance	$251.5	$(0.3)	$251.2
Corporate finance	114.8	(11.5)	103.3
Financial institutions	76.7	(9.9)	66.8
Public finance	29.4	(29.4)	-
Public, project and infrastructure finance	-	51.1	51.1
Total ratings revenue	472.4	-	472.4
Research revenue	75.0	(75.0)	-
Total Moody's Investors Service	547.4	(75.0)	472.4

Moody's KMV	35.6	(35.6)	-
Moody's Analytics	-	110.6	110.6

Total revenue Moody's Corporation	$583.0	$-	$583.0

(a) Reclassifications relate to the business reorganization announced in August 2007 which became effective in January 2008. It reflects the combination of the research business, previously classified in Moody's Investors Service, and Moody's KMV to form Moody Analytics. As part of the reorganization there were several realignments within the MIS lines of business. Sovereign and sub-sovereign ratings, which were previously part of financial institutions; infrastructure/utilities ratings, which were previously part of corporate finance; and project finance, which was previously part of structured finance, were combined with the public finance business to form a new line of business called public, project and infrastructure finance. In addition, real estate investment trust ratings were moved from financial institutions and corporate finance to the structured finance business.

CONTACT:
Moody's
Lisa Westlake, +1 212-553-7179
Vice President - Investor Relations
lisa.westlake@moodys.com